Exhibit 99.1

National Reports Earnings for Second Quarter Fiscal 2005

News Media:                                Financial:
Jeff Weir                                  Jennifer Stratiff
National Semiconductor                     National Semiconductor
(408) 721-5199 or (408) 242-4827           (408) 721-5007
jeff.weir@nsc.com                          invest.group@nsc.com

National Semiconductor to Sell PC Super I/O Business


SANTA CLARA, CALIF., March 14, 2005 - National Semiconductor Corporation (NYSE:NSM) today announced that it has signed a definitive agreement to sell the company's PC Super I/O business to Winbond Electronics Corporation, based in Hsinchu Science Park, Taiwan, R.O.C. The sale is consistent with National's ongoing program to maximize resources and support for the company's analog businesses. Within National, this business is referred to as the Advanced PC division.

Pursuant to the agreement, Winbond will acquire intellectual property, assets and approximately 150 employees, most of whom are based at National's research and design center in Herzlia, Israel. The PC Super I/O business unit's flagship products include the Safekeeper Trusted I/O desktop and notebook devices, keyboard controllers and Server I/O devices. This business accounts for approximately 4 percent of National's current quarterly revenues.

"This sale benefits both companies," said Brian L. Halla, National's chairman, president and CEO. "National is committed to focus on its core analog portfolio. Winbond, meanwhile, is well positioned to leverage our digital and mixed-signal IP with their established line of products for the computer, laptop and server markets."

"National's Advanced PC division will be a tremendous addition to our company and accelerate our ability to deliver high-end mixed signal, I/O and advanced system solutions to our customers," said Arthur Chiao, Chairman of Winbond.

The sale is expected to close during the fourth quarter of fiscal 2005.

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Special Note
This release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These factors include, but are not restricted to, new orders received and shipped during the quarter, the degree of factory utilization, the sale of inventories at existing prices, and the ramp up of recently introduced products. Other risk factors are included in the company's 10-K for the year ended May 30, 2004 (see Outlook and Risk Factors sections of Management's Discussion and Analysis of Financial Conditions and Results of Operations) and the 10-Q for the quarter ended November 28, 2004.

About National Semiconductor
National Semiconductor, the industry's premier analog company, creates high performance analog devices and subsystems. National's leading-edge products include power management circuits, display drivers, audio and operational amplifiers, communication interface products and data conversion solutions. National's key markets include wireless handsets, displays, PCs and laptops. The company's analog products are also optimized for numerous applications in a variety of electronics markets, including medical, automotive, industrial, and test and measurement. Headquartered in Santa Clara, California, National reported sales of $1.98 billion for fiscal 2004, which ended May 30, 2004. Additional company and product information is available at www.national.com.

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